Exhibit 99.1

GREAT AJAX CORP. ANNOUNCES RESULTS FOR THE QUARTER AND YEAR
ENDED DECEMBER 31, 2015

Highlights

•	For the quarter, acquired mortgage-related assets with aggregate UPB of $61.9 million for total purchase price of $46.4 million

o	RPLs at an average price to UPB approximately equal to 75.2%

o	NPLs at an average price to UPB approximately equal to 64.4%

•	For the year, acquired mortgage-related assets with aggregate UPB of $460.4 million for total purchase price of $350.0 million, and REO with an estimated market value of $4.2 million

o	RPLs at an average price to UPB approximately equal to 76.5%

o	NPLs at an average price to UPB approximately equal to 61.5%

o	REO at an average price of 64.7% of market value

•	At December 31, 2015 owned a portfolio of 3,250 mortgage loans with aggregate UPB of $728.3 million and 74 properties

•	Net interest income of $11.3 million and $36.2 million for the three-months and twelve- months ended December 31, 2015, respectively, compared to $3.9 million and $6.2 million, respectively, for the three-months ended December 31, 2014 and the period from inception (January 30, 2014) through December 31, 2014

•	Net income attributable to common stockholders of $8.1 million and $24.8 million for the three-and twelve-months, respectively, compared to $2.4 and $3.4 million, respectively, for the three-months ended December 31, 2014, and the period from inception (January 30, 2014) through December 31, 2014

•	GAAP net income of $0.53 per diluted share and $1.68 per diluted share for the three-and twelve-months ended December 31, 2015, respectively, compared to $0.27 per diluted share and $0.40 per diluted share, respectively, for the three-months ended December 31, 2014, and the period from inception (January 30, 2014) through December 31, 2014

•	Taxable net income for the three-and twelve-months ended December 31, 2015 of $0.24 per diluted share and $0.70 per diluted share, respectively, compared to $0.07 and $0.11, respectively, for the three-months ended December 31, 2014 and the period from inception (January 30, 2014) though December 31, 2014

New York, NY— March 1, 2016 — Great Ajax Corp. (NYSE: AJX), a Maryland corporation that is a real estate investment trust, today announces results of operations for the quarter and the twelve months ended December 31, 2015. We focus primarily on acquiring, investing in and managing a portfolio of re-performing and non-performing mortgage loans secured by single-family residences and commercial properties and, to a lesser extent, single-family properties. Since we commenced operations in July 2014, our results of operations for the year ended December 31, 2014 reflect our results for a partial period only. As a result, a comparison of the results of operations between the 2014 and the 2015 periods may not be comparable and is not indicative of the expected period to period variations.

Financial results

(dollars in thousands except per share amounts)

	Three months ended December 31, 2015	Three months ended December 31, 2014	Twelve months ended December 31, 2015	Period from inception (January 30, 2014) through December 31, 2014
Revenues	$11,688	$3,969	$37,468	$6,267
Consolidated net income	$8,392	$2,526	$25,792	$3,750
Net income per diluted share	$0.53	$0.27	$1.68	$0.40
Average daily cash balance	$28,909	$45,565	$44,728	$23,818	*
Average daily carrying value RPLs	$447,509	$115,471	$325,407	$93,187	*
Average daily carrying value NPLs	$75,204	$33,890	$71,905	$18,449	*

* Average balances calculated from the date on which operations commenced.

Portfolio acquisitions

(dollars in thousands)

	Three months ended December 31, 2015	Three months ended December 31, 2014	Twelve months ended December 31, 2015	Period from inception (January 30, 2014) through December 31, 2014
RPLs
Count	335	314	1,907	1,050
UPB	$61,182	$73,067	$427,682	$223,901
Purchase price	$46,006	$50,748	$327,127	$163,897
Purchase price % of UPB	75.2%	69.5%	76.5%	73.2%

NPLs
Count	2	293	160	313
UPB	$684	$76,731	$32,722	$84,492
Purchase price	$440	$45,743	$20,121	$50,556
Purchase price % of UPB	64.4%	59.6%	61.5%	59.8%

We also purchased 12 REO properties during the year for $2.7 million, which was 64.7% of the estimated market value. Mortgage loans purchased during the quarter and held as of quarter-end were on our balance sheet for a weighted average of 28 days of the quarter. Mortgage loans purchased during the year and held as of year-end were on our balance sheet for a weighted average of 198 days of the year. Our average assets during the quarter were $584.0 million and our average equity was $234.6 million. At quarter end, our total assets were $615.4 million and total equity was $237.8 million, compared to total assets of $565.6 million and total equity of $233.1 million at September 30, 2015, and total assets of $272.8 million and total equity of $171.3 at December 31, 2014.

As of the quarter end, of the 3,250 loans in our portfolio, 85.0% were re-performing loans and 15.0% were non-performing loans based on UPB. As of the quarter end, our portfolio of mortgage-related assets consisted of the following (dollars in thousands):

No. of Loans	3,250	No. of first liens	3,228
Total UPB	$728,263	No. of second liens	22
Interest-Bearing Balance	$678,892	No. of Rental Properties	1
Deferred Balance(2)	$49,371	Market Value of Rental Properties	$70
Market Value of Collateral(3)	$826,731	Capital Invested in Rental
Price/Total UPB(3)	73.3%	Properties	$58
Price/Market Value of Collateral	64.9%	Price/Market Value of Rental
Weighted Average Coupon(4)	4.59%	Properties(6)	82.9%
Weighted Average LTV(5)	103.3%	No. Other REO	73
Weighted Average Remaining Term	320.0	Market Value of Other REO	$12,581

(1)	Information reflects one loan in which we hold a 40.5% beneficial interest through an equity method investee and two loans in which we have a 95% participation interest and are owned by the Servicer because neither we nor our subsidiaries have the necessary licenses in certain states.

(2)	Amounts that have been deferred in connection with a loan modification on which interest does not accrue. These amounts generally become payable at the time of maturity.

(3)	As of acquisition date.

(4)	Our loan portfolio consists of fixed rate (50.4% of UPB), ARM (16.3% of UPB) and Hybrid ARM (33.3% of UPB) mortgage loans with original terms to maturity of not more than 40 years.

(5)	UPB as of December 31, 2015 divided by market value of collateral as of acquisition date and weighted by the UPB of the loan.

(6)	As of December 31, 2015.

Subsequent Events

During January 2016, we completed the acquisition of 126 RPLs secured by single and one-to-four family residences with aggregate UPB of $28.5 million in four transactions from three different sellers. The loans were acquired at 76.0% of UPB and the estimated market value of the underlying collateral is $32.3 million. The purchase price equaled 67.2% of the estimated market value of the underlying collateral.

During February 2016, we completed the acquisition of 22 RPLs secured by single and family residences with aggregate UPB of $3.8 million in four transactions from four different sellers. The loans were acquired at 77.0% of UPB and the estimated market value of the underlying collateral is $5.5 million. The purchase price equaled 52.7% of the estimated market value of the underlying collateral.

On February 22, 2016, we received a Private Letter Ruling from the Internal Revenue Service in connection with our income earned through Manager.  Currently, our interest in Manager is held through a taxable REIT subsidiary and is subject to federal and state income taxes.  The

Ruling affirmed that we can generally own the Manager indirectly through our operating partnership without the associated income impacting our applicable REIT testing requirements.  Consistent with the Ruling, we are currently exploring options for transferring our interest in Manager to our operating partnership.

On February 23, 2016, our board of directors declared a dividend of $0.24 per share, which will be payable on March 24, 2016 to stockholders of record as of March 11, 2016.

We have agreed to acquire, subject to due diligence, 101 RPLs with aggregate UPB of $24.0 million in seven transactions from seven different sellers for an aggregate purchase price of $18.3 million. The purchase price equals 62.4% of the estimated market value of the underlying collateral. Additionally, with a partner we have jointly agreed to purchase, subject to completion of diligence, 653 RPLs with aggregate UPB of $119.7 million in a single transaction from a single seller. The purchase price equals 55.0% of the estimated market value of the underlying collateral. Upon completion of this transaction we expect to retain a 5% ownership interest in these loans. We have not entered into a definitive agreement with respect to these loans, and there is no assurance that we will enter into a definitive agreement relating to these loans or, if such an agreement is executed, that we will actually close the acquisition. While these acquisitions are expected to close by March 31, 2016, there can be no assurance that these acquisitions will close or that the terms may not change.

Conference Call
Great Ajax will host a conference call at 5:00 p.m. EST, March 1, 2016 to review our financial results for the quarter and the twelve months ended December 31, 2015. A live Webcast of the conference call will be accessible from the Investor Relations section of our website www.great-ajax.com. An archive of the Webcast will be available for 90 days.

About Great Ajax Corp.
Great Ajax Corp. is a Maryland corporation that focuses primarily on acquiring, investing in and managing mortgage loans secured by single-family residences and, to a lesser extent, single-family properties themselves. We also invest in loans secured by multi-family residential and smaller commercial mixed use retail/residential properties, as well as in the properties directly. We are externally managed by Thetis Asset Management LLC. Our mortgage loans and other real estate assets are serviced by Gregory Funding LLC, an affiliated entity. We have elected to be taxed as a real estate investment trust under the Internal Revenue Code.

Forward-Looking Statements
This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions, many of which are beyond the control of Great Ajax, including, without limitation, the risk factors and other matters set forth in our Annual Report on Form 10-K for the period ended December 31, 2014 filed with the SEC and in our other filings with the SEC, including our Quarterly Report on Form 10-Q for the quarters ended March 31, 2015, June 30, 2015, September 30, 2015, and when filed, our Annual Report on Form 10-K for the year ended December 31, 2015. Great Ajax undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

CONTACT:	Lawrence Mendelsohn
Chief Executive Officer
or
Glenn J. Ohl
Chief Financial Officer
glenn@great-ajax.com
503-505-5670

GREAT AJAX CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands except share and per share amounts)

	Three months ended	Three months ended	Twelve months ended	Period from inception (January
	December 31, 2015	December 31, 2014	December 31, 2015	30, 2014) to December 31, 2014
	(Unaudited)
INCOME:
Loan interest income	$15,584	$4,674	$47,700	$6,940
Interest expense	(4,307)	(771)	(11,499)	(771)
Net interest income	11,277	3,903	36,201	6,169

Income from investment in Manager	49	7	198	11
Other income	362	59	1,069	87
Total income	11,688	3,969	37,468	6,267

EXPENSE:
Related party expense - management fee	890	517	3,353	956
Related party expense - loan servicing fees	1,290	328	3,993	485
Loan transaction expense	332	374	1,631	503
Professional fees	411	77	1,430	277
Real estate operating expense	123	16	315	23
Other expense	273	131	952	273
Total expense	3,319	1,443	11,674	2,517
Income before provision for income tax	8,369	2,526	25,794	3,750
Provision for (benefit from) income tax	(23)	-	2	-
Consolidated net income	8,392	2,526	25,792	3,750
Less: consolidated net income attributable to noncontrolling interests	329	98	1,038	326
Consolidated net income attributable to common stockholders	$8,063	$2,428	$24,754	$3,424
Basic earnings per common share	$0.53	$0.27	$1.68	$0.41
Diluted earnings per common share	$0.53	$0.27	$1.68	$0.40
Weighted average shares - basic	15,295,306	8,957,902	14,711,610	8,360,432
Weighted average shares - diluted	15,942,638	9,486,249	15,372,488	8,849,055

GREAT AJAX CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands except share and per share amounts)

	(Unaudited)
	December 31, 2015	December 31, 2014

ASSETS

Cash and cash equivalents	$30,834	$53,099
Mortgage loans, net(1)	554,877	211,159
Property held-for-sale	10,333	1,316
Rental property, net	58	290
Receivable from servicer	5,444	1,340
Investment in affiliate	2,625	2,237
Prepaid expenses and other assets	11,208	3,317
Total Assets	$615,379	$272,758

LIABILITIES AND EQUITY

Liabilities:
Secured borrowings(1)	$270,580	$84,679
Borrowings under repurchase agreement	104,533	15,249
Management fee payable	667	258
Accrued expenses and other liabilities	1,786	1,292
Total liabilities	377,566	101,478

Equity:
Preferred stock $.01 par value; 25,000,000 shares authorized, none issued or outstanding	-	-
Common stock $.01 par value; 125,000,000 shares authorized, 15,301,946 shares issued and outstanding, and 11,223,984 shares issued and outstanding at December 31, 2015 and December 31, 2014, respectively	152	112
Additional paid-in capital	211,729	158,951
Retained earnings	15,921	2,744
Equity attributable to common stockholders	227,802	161,807
Noncontrolling interests	10,011	9,473
Total equity(2)	237,813	171,280
Total Liabilities and Equity	$615,379	$272,758

(1)       Mortgage loans includes $398,696 and $127,559 of loans transferred to securitization trusts at December 31, 2015 and December 31, 2014, respectively, that are variable interest entities (“VIEs”) that can only be used to settle obligations of the VIEs. Secured borrowings consist of notes issued by VIEs that can only be settled with the assets and cash flows of the VIEs. The creditors do not have recourse to the primary beneficiary (Great Ajax Corp.).

(2)       Net book value per diluted share was $14.92 and $14.43 at December 31, 2015 and December 31, 2014, respectively.